Exhibit 1.18

[LIMITED LIABILITY COMPANY AGREEMENT]
[OPERATING AGREEMENT]
[REGULATIONS]

OF

LENNAR, LLC

     [THIS LIMITED LIABILITY COMPANY AGREEMENT] [THIS OPERATING AGREEMENT] [THESE REGULATIONS] (this “Agreement”) of LENNAR, LLC (the “Company”) is entered into by [LENNAR MEMBER], a    corporation, as the sole member of the Company (the “Member”). The Member has directed the formation of a limited liability company pursuant to and in accordance with the [DOMESTIC LLC LAW], as amended from time to time (the “Act”), and hereby agrees as follows:

     1. Formation. The Company shall be organized under and pursuant to the provisions of the Act.    , as an [authorized person] [organizer] within the meaning of the Act, has executed, delivered and filed the [Certificate of Formation] [Articles of Organization] of the Company (the “Articles”) with the [DOMESTIC FILING OFFICE] of the State of [DOMESTIC STATE] (the “Secretary of State”) on    , 200   . Upon the execution of this Agreement by the Member, his powers as an [authorized person] [organizer] shall cease [and the Member shall thereafter be designated as an authorized person within the meaning of the Act]. The Member shall execute, deliver and file any other applications (and any amendments and/or restatements thereof) necessary for the Company to qualify to transact business in a jurisdiction in which the Company may wish to conduct business. By its execution and delivery of this Agreement, the Member hereby ratifies the formation of the Company under the provisions of the Act pursuant to the filing of the Articles with the Secretary of State and confirms its admission to the Company as the initial Member.

     2. Name. The name of the Company is Lennar, LLC.

     3. Purpose and Powers of the Company. Except as restricted by this Agreement, the Company is organized for any legal and lawful purpose for which a limited liability company may be organized pursuant to the Act. Without restricting the generality of the foregoing, the Company’s primary business or purpose, unless and until changed by a vote of the Member, is to acquire, hold, own, finance, mortgage, develop, construct, improve, manage, market, sell and otherwise deal with real and personal property. It is anticipated that the Company will acquire, own, obtain and perpetuate entitlements for, develop into homesites, improve, manage, mortgage, finance, market, sell, convey or otherwise dispose of [DESCRIBE REAL PROPERTY] situated in [LOCATION OF PROPERTY] (the “Property”).

     4. Registered Office. The address of the registered office of the Company in the State of [DOMESTIC STATE] is    .

     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of [DOMESTIC STATE] is    .

     6. Member. The name and business address of the Member are as follows:

Name	Address
LENNAR MEMBER	c/o Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida 33172

     7. Management of the Company. The Member shall manage the business and affairs of the Company, and all actions taken by the Member in connection therewith shall bind the Company. The Member shall have full and complete authority, power, and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, all upon such terms and conditions as shall be approved in the Member’s sole discretion, including, without limitation, in connection with the acquisition, ownership, financing, encumbering, mortgaging, development, improvement, operation, management and sale or other disposition of the Property or any portion thereof.

     8. Dissolution, Liquidation

     (a) The Company shall be dissolved, and its affairs shall be wound up, solely upon the first to occur of the following, unless the Member elects to continue the Company to the extent permitted under the Act:

     (i) At the time specified in a written consent of the Member;

     (ii) At any time there is no remaining member of the Company; or

     (iii) At the time specified in a decree of judicial dissolution under the Act.

     (b) To the fullest extent permitted by law, the foregoing constitutes the only events upon which the Company shall be dissolved and its affairs wound up.

     (c) Upon the dissolution of the Company, the Member, or its successors or assigns, shall conduct the winding up of the affairs of the Company. The winding up of the Company shall be complete when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made in accordance with the Act.

     (d) The existence of the Company shall continue until the cancellation of the Articles as provided in the Act.

     9. Capital Contributions. The Member contributed the following amount, in cash, to the Company as a capital contribution (a “Capital Contribution”) in exchange for the membership interests in the Company in the percentage set forth below:

	Capital	Limited Membership
Name	Contribution	Interest Percentage
[LENNAR MEMBER]	$100.00	100%.

     The obligation of the Member to make a capital contribution is not intended to, and shall not be for the benefit of, enforceable by or provide any rights whatsoever to any person or entity, other than the Company. No other person or entity shall have any right whatsoever, directly or indirectly, through a relationship as a creditor or otherwise with the Member or the Company, to require capital contributions by the Member.

     10. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

     11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be made in accordance with, and no distribution shall be made if such distribution would violate, the Act.

     12. Assignment. The Member may assign or otherwise transfer or pledge in whole or in part its limited liability company interest.

     13. Resignation. The Member may resign from the Company to the extent permitted under the Act.

     14. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the discretion of, and upon such terms and conditions as shall be approved by, the Member.

     15. Liability, Indemnification and Exculpation.

     (a) Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member or manager of the Company, including, without limitation, the Member or any affiliate, officer, director, shareholder, partner, employee, representative or agent thereof or any other member of the Company (each, a “Covered Person” and collectively, the “Covered Persons”), shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

     (b) Exculpation.

     (i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or fraud.

     (ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

     (c) Fiduciary Duty.

     (i) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

     (ii) Unless otherwise expressly provided herein, (A) whenever a conflict of interest exists or arises between Covered Persons, or (B) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or the Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

     (iii) Whenever in this Agreement a Covered Person is permitted or required to make a decision in (A) its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person, or (B) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

     (d) Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence, willful misconduct or fraud with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

     (e) Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15.

     (f) Outside Businesses. The Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and any member thereof shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

     16. Notice. Any notice or demand required or permitted to be given or made to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (i) in writing and delivered by hand or overnight express courier service against receipt, or sent by certified or registered mail, postage prepaid, return receipt requested, or (ii) sent by telegram, telecopy or telex, and followed by a copy delivered or sent in the manner provided in clause (i) above, to such party at the address set forth in Section 6 hereof, or at such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section 16. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (ii) of this Section 16, the business day next following the day such notice or demand is actually transmitted. For the purposes of this Section 16, the address of each of the Member and the Company is set forth under Section 6 of this Agreement.

     17. Expenses. The Member will be reimbursed their reasonable costs of managing and/or participating in the management of the Company, including legal, travel, telephone, hotel, meals and related expenses. The Member agrees to the extent possible to identify such expected expenses for each fiscal year of the Company and to include them in the Company’s proposed budget for such year.

     18. Fiscal Year. The Company’s accounting period shall terminate as of November 30th of each calendar year.

     19. Books and Records. At all times during the continuance of the Company, proper and true books of account shall be kept wherein shall be entered particulars of (a) all moneys, goods, or effects belonging to or owing to or by the Company, or paid, received, sold, or purchased in the course of the Company’s business, and (b) all such other transactions, matters, and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in businesses of a like kind and character. Said books of account shall be kept at the principal office of the Member or at the office of the accountant or other persons or firms retained by the Company.

     20. Amendment. This Agreement may only be amended or modified by written consent of the Member.

     21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of [DOMESTIC STATE], without giving effect to the principles of conflicts of laws thereof, all rights and remedies being governed by said law.

     22. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any and all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

     24. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     25. Headings. The headings, titles, and subtitles herein are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the    day of    , 200   .

MEMBER:

[LENNAR MEMBER]

By:

Print Name:

Vice President